Exhibit 8.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

May 6, 2022

Board of Trustees

Public Storage

701 Western Avenue

Glendale, CA 91201

Ladies and Gentlemen:

We have acted as special tax counsel to Public Storage, a Maryland real estate investment trust (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement,” which includes the “Prospectus”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of an unlimited amount of one or more series of the following securities of the Company: (i) common shares of beneficial interest, $0.10 par value per share (“Common Shares”), (ii) preferred shares of beneficial interest, $0.01 par value per share (“Preferred Shares”), (iii) equity shares of beneficial interest, $0.01 par value per share (“Equity Shares”), (iv) depositary shares representing interests in Preferred Shares and Equity Shares (“Depositary Shares”), (v) debt securities (“Debt Securities”), (vi) warrants to purchase Common Shares, Preferred Shares, Equity Shares or Debt Securities (“Warrants”), and (vii) units consisting of any combination of one or more of the securities described in the Prospectus (“Units”), all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the Prospectus and as to be set forth in one or more supplements to the Prospectus.

In connection therewith, we have been asked to provide you with an opinion as to certain U.S. federal income tax matters related to the Company.

Basis for Opinions

The opinions set forth in this letter are based on our best judgment regarding the application of relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and administrative rulings and practices of the Internal Revenue Service (the “IRS”) (including its practices and policies endorsed in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, and that might result in material modifications of our opinions.

Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary determination made by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, although we believe that our opinions set forth herein will be sustained if challenged, an opinion of counsel with respect to an issue is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

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Board of Trustees

In rendering the following opinions, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for such opinions, including the following:

(1) the Registration Statement and the Prospectus (including the exhibits thereto and all amendments thereto made through the date hereof);

(2) the Agreement and Plan of Reorganization, dated as of June 30, 2011, by and among the Company, PS Orangeco Partnerships, Inc., Public Storage Partners, Ltd., Public Storage Partners II, Ltd., Public Storage Properties, Ltd., Public Storage Properties IV, Ltd. and Public Storage Properties V, Ltd.;

(3) the Agreement and Plan of Merger by and between Public Storage, Inc. (“PSI”), a California corporation, and the Company, dated March 19, 2007 (the “Agreement”) (the reorganization pursuant to the Agreement is referred to hereafter as the “PSI Maryland Merger”);

(4) the Registration Statement on Form S-4, containing the Joint Proxy Statement/Prospectus of PSI and Shurgard Storage Centers, Inc. (“Shurgard”), filed with the Securities and Exchange Commission on April 20, 2006, as amended through the date hereof;

(5) the Agreement and Plan of Reorganization by and among Public Storage Management, Inc. (“PSMI”) and PSI dated June 30, 1995 (the reorganization pursuant to such agreement is referred to hereafter as the “PSMI Merger”);

(6) the Amendment to PSI’s Restated Articles of Incorporation, as adopted in connection with the PSMI Merger;

(7) the Shareholders’ Agreement dated November 16, 1995 (“Shareholders’ Agreement”) entered into by B. Wayne Hughes, Tamara L. Hughes, B. Wayne Hughes, Jr. and Parker Hughes Trust No. 2;

(8) the articles of incorporation, by-laws and stock ownership information for PS OrangeCo., Inc., PS Business Parks, Inc. (previously known as American Office Park Properties, Inc., which was formerly known as Public Storage Commercial Properties Group, Inc.), PSCC, Inc., Public Storage Pickup & Delivery, Inc., and PS Orangeco Partnerships, Inc. (collectively, the “Corporate Affiliates”);

(9) the ruling request letters, dated March 19, 1995 and June 7, 1995, submitted to the IRS on behalf of PSI, and the ruling letter dated October 4, 1995, issued by the IRS in response thereto and the ruling request letters dated July 30, 1996, December 23, 1996, and March 4, 1997 and the ruling letter dated May 16, 1997 issued by the IRS in response thereto (the “Ruling Requests”);

(10) the Amendment to the Amended Management Agreement dated August 8, 1995;

(11) the Agreement and Plan of Merger by and among Storage Trust Realty (“Storage Trust”), PSI, and Merger Sub, dated as of November 12, 1998, as amended (the merger pursuant to such agreement is referred to hereafter as the “Storage Trust Merger”);

(12) the Agreement and Plan of Merger by and among Shurgard, PSI and ASKL Sub LLC, dated as of March 6, 2006;

Board of Trustees

(13) the Articles of Amendment and Restatement of Declaration of Trust of the Company (the “Declaration of Trust”);

(14) the Agreement and Plan of Merger, dated April 24, 2022 (the “Sequoia Merger Agreement”), by and among PS Business Parks, Inc., Sequoia Parent LP, Sequoia Merger Sub I LLC, Sequoia Merger Sub II LLC, and PS Business Parks, L.P. (the transactions pursuant to such agreement are referred to as the “PSB Merger”);

(15) the Support Agreement, dated April 24, 2022 (the “Sequoia Support Agreement”), entered into by the Company in connection with the Sequoia Merger Agreement; and

(16) such other instruments and documents related to the organization and operation of PSI and the Company as we have deemed necessary or appropriate.

The opinions set forth in this letter also are premised on certain written representations of PS Business Parks, Inc. contained in a letter addressed to Hogan Lovells US LLP dated on or about the date hereof regarding the assets, operations, and activities of PS Business Parks, Inc. (the “PS Business Parks Representation Letter”) and certain written representations of the Company (on its own behalf and as successor to PSI) contained in a letter dated on or about the date hereof regarding the assets, operations and activities of the Company and PS Orangeco Partnerships, Inc., including whether the Company has satisfied and will continue to satisfy, the stock ownership and gross income requirements applicable to REITs following the PSMI Merger and the Storage Trust Merger (the “Management Representation Letter”).

We have made such factual and legal inquiries, including examination of the documents set forth above, as we have deemed necessary or appropriate for purposes of our opinions. For purposes of rendering our opinions, however, we have not made an independent investigation or audit of the facts set forth in any of the above-referenced documents, including the Prospectus, the Prospectus Supplement, the Management Representation Letter, or the PS Business Parks Representation Letter. We consequently have relied upon the representations contained therein and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects relevant to our opinions. Without limiting the foregoing, we have not undertaken to review and determine the tax status as a partnership for U.S. federal income tax purposes of each limited partnership, trust, or limited liability company in which the Company owns an interest (collectively, the “Partnership Subsidiaries”). Instead, we have, with the Company’s consent, relied upon the representations of the Company (on its own behalf and as successor to PSI), set forth in the Management Representation Letter, as to the status of these entities for U.S. federal income tax purposes. If any one or more of these entities were to be classified as an association taxable as a corporation for U.S. federal income tax purposes, and the Company were considered to own more than 10% of the outstanding voting securities of such entity (or for taxable years beginning after December 31, 2000, more than either (i) 10% of the voting power or (ii) 10% of the total value of the outstanding securities of such entity, unless the entity were to qualify and elect to be treated as a “taxable REIT subsidiary” under the applicable provisions of the Code), that would preclude the Company from qualifying as a “real estate investment trust” for U.S. federal income tax purposes and therefore would have a material adverse impact on the opinions set forth herein.

In our review, we have assumed, with your consent, that all of the obligations imposed by any documents on the parties thereto, have been and will be performed or satisfied substantially in accordance with their terms. Moreover, we have assumed that each of the Company, the Corporate Affiliates (and any other corporate entities in which the Company owns an interest), and the Partnership Subsidiaries has been and will continue to be (as relevant) operated substantially in the manner described in the Prospectus, the Prospectus Supplement, the Ruling Requests, the Management Representation Letter and the relevant partnership agreement, articles (or certificate) of incorporation and other organizational documents. We also have assumed the genuineness of all signatures, the proper execution of all documents that have been executed, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made. Finally, we have assumed that any statement in the PS Business Parks Representation Letter or in the Management Representation Letter that is made “to the knowledge of,” “belief of,” or similarly qualified is correct and accurate, and that such representation or statement will continue to be correct and accurate, without such qualification.

Board of Trustees

We also have assumed for the purposes of this opinion, without inquiry with respect thereto, that (i) PSI was a validly organized and duly incorporated corporation under the laws of the State of California; (ii) the Company is a validly organized real estate investment trust under the laws of the State of Maryland; (iii) the provisions of the Shareholders’ Agreement are fully enforceable in the manner set forth therein under the laws of the State of California; (iv) until the effective time of the PSI Maryland Merger, the provisions of Article VII of the Amendment to PSI’s Restated Articles of Incorporation were fully enforceable in the manner set forth therein under the laws of the State of California; (v) the provisions of Article VII of the Declaration of Trust are fully enforceable in the manner set forth therein under the laws of the State of Maryland; (vi) each class or series of shares of stock of PSI (including the shares of equity stock thereof) was, until the effective date of the PSI Maryland Merger, validly issued and enforceable in accordance with its terms under the laws of the State of California; (vii) each class or series of shares of beneficial interest of the Company issued in the PSI Maryland Merger is and has been at all times validly issued and enforceable in accordance with its terms under the laws of the State of Maryland; and (viii) the PSB Merger will be consummated in accordance with the terms of the Sequoia Merger Agreement and the Sequoia Support Agreement and consistent with the representations in the PS Business Parks Representation Letter. In the event any of the statements, representations, or assumptions upon which we have relied in rendering our opinions is incorrect or incomplete, our opinions could be adversely affected and may not be relied upon.

Opinions

Based upon the foregoing, and subject to the various assumptions, limitations, and qualifications set forth in this letter, we are of the opinion that:

(1)

The Company is organized and currently operates in conformity with the requirements for qualification and taxation as a real estate investment trust (“REIT”) under the Code, and the Company’s proposed method of operation (as described in the Prospectus and the Management Representation Letter) will enable the Company to continue to meet the requirements for qualification and taxation as a REIT for the taxable year ending December 31, 2022, and for subsequent taxable years; and

(2)

The statements in the Prospectus under the heading “Material U.S. Federal Income Tax Considerations,” to the extent that they describe matters of U.S. federal income tax law or U.S. federal income tax legal conclusions, are correct in all material respects.

An opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the IRS or that a court considering the issues would not hold contrary to such opinions.

We assume no obligation to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws subsequent to the date of this opinion letter, and we are not undertaking to update this opinion letter from time to time.

The Company’s qualification and taxation as a REIT depends upon the Company’s ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code and described in the Prospectus and the Prospectus Supplement with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to shareholders, and the diversity of its share ownership, and upon the Company utilizing all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code and the provision allowing for the disposal of assets within 30 days after the close of a calendar quarter included in Section 856(c)(4) of the Code (flush language), and all available deficiency dividend procedures) available to the Company under the Code to correct violations of specified REIT qualification requirements of Sections 856 and 857 of the Code. We will not review the Company’s compliance with these requirements on a continuing basis. No assurance can be given that the actual results of operations of the Company, the sources of its income, the nature of its assets, the level of its distributions to its shareholders, and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

Board of Trustees

In this regard, we are expressing our opinion only as to the specific matters set forth in the numbered paragraphs under the caption “Opinions.” It should be noted that among the representations upon which we are relying is a representation as to the absence of any earnings and profits of PSMI or Storage Trust at the time of the PSMI Merger and the Storage Trust Merger. We specifically are not rendering an opinion as to whether PSMI or Storage Trust had current or accumulated earnings and profits at the time of the PSMI Merger and the Storage Trust Merger.

In addition, we specifically are not rendering an opinion as to the past status of Shurgard as a REIT. We have not and are not making any inquiries with respect thereto.

We note that the Prospectus does not currently address U.S. federal income tax considerations that may be relevant to a holder of Preferred Shares, Equity Shares, Depositary Shares, Debt Securities, Warrants, or Units. We understand that if the Company issues Preferred Shares, Equity Shares, Depositary Shares, Debt Securities, Warrants, or Units, the Company will prepare a supplement to the Prospectus, which supplement will address the U.S. federal income tax considerations that may be material to a holder of such securities.

This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement, and speaks only as of the date hereof. This opinion may not be used or relied upon by any other person or for any other purpose and may not be disclosed, quoted, or filed with a governmental agency or otherwise referred to without our prior written consent. We hereby consent to (i) the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and (ii) the reference to this firm under the caption “Legal Opinions” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP